EXHIBIT 10.10

Description of Director Compensation

Directors who are employees of YuMe, Inc. (“YuMe”) do not receive compensation from YuMe for the services they provide as directors.  Each non-employee director will be eligible to receive compensation for his or her service consisting of annual cash retainers and equity awards as follows:

Position	Retainer
Board Member	$30,000
Lead Independent Director	15,000
Audit Committee Chair	20,000
Compensation Committee Chair	15,000
Nominating and Corporate Governance Committee Chair	7,500
Audit Committee Member	7,500
Compensation Committee Member	7,500
Nominating and Corporate Governance Committee Member	3,500

Each of the above-mentioned cash retainers will be paid in four quarterly installments. Non-employee directors are also reimbursed for customary travel expenses incurred attending Company meetings and for continuing education opportunities. The Company does not pay, and its directors do not receive, any “per-meeting” fees.

Equity awards consist of an initial stock option or restricted stock unit grant, upon first appointment to our board of directors, with a Black-Scholes value of $175,000, and annual awards at each meeting of the stockholders thereafter with a Black-Scholes value of $85,000. Options will be granted with an exercise price equal to the fair market value of YuMe’s common stock on the date of grant and vest annually over three years after the grant date (for initial grants) or one year after the grant date (for annual grants). Restricted stock awards will be granted with a fair market value equal to the closing price of YuMe’s common stock on the date of grant and vest over three years after the grant date (for initial grants) or one year after the grant date (for annual grants).